Exhibit 99.1

       Blue Coat Announces Preliminary Results for Fiscal First Quarter

 Completes Favorable Review of Potential Limitations Relating to Federal Net
                         Operating Loss Carryforwards

    SUNNYVALE, Calif., Aug. 5 /PRNewswire-FirstCall/ -- Blue Coat(TM) Systems, Inc. (Nasdaq: BCSI), a leading provider of proxy appliances, today announced preliminary results for its fiscal first quarter ended July 31, 2004. The company expects total revenues to be approximately $21.0 to $21.1 million, and GAAP net income per fully diluted share of $0.12 to $0.14. Non-GAAP net income per fully diluted share, which excludes the amortization of intangible assets and stock compensation expense, is expected to be $0.16 to $0.18.
First quarter results are preliminary and thus are subject to the company's management and independent auditors completing their customary quarterly closing and review procedures.
    "These preliminary results were primarily due to lower-than-expected growth in North American sales, particularly in our federal business which has been declining on an absolute basis over the past several quarters," said Brian NeSmith, president and CEO of Blue Coat. "In addition, as we target larger deal opportunities, customers have more options to evaluate, which lengthens the sales cycle. We did experience strong growth in our European business, and overall, we remain optimistic and confident about our long-term business opportunity."
    Blue Coat also announced that it has completed its review of potential limitations on its ability to utilize federal income tax net operating loss
(NOL) carryforwards imposed by Internal Revenue Code section 382. The company currently believes that it will not face any significant limitation on the utilization of its federal NOL carryforwards because of the application of Internal Revenue Code section 382. As of April 30, 2004, Blue Coat had federal NOL carryforwards of approximately $250 million. Any amounts not used in a particular year can roll forward and be used in subsequent years. The majority of the federal NOL carryforwards will expire, if not used, between fiscal years ending April 30, 2020 and 2024.
    "We completed a favorable analysis of our ability to utilize the company's large federal net operating loss carryforward," said NeSmith. "There had been a concern that we might have been significantly limited by Internal Revenue Code section 382, but our analysis has determined that virtually all of our $250 million of federal net operating losses can be used under this IRS rule."
    Blue Coat historically uses the non-GAAP financial measures of income discussed above for internal evaluation and to report results of its business. Blue Coat believes that these measures best allow its management and investors to understand its activities and potential activities with customers. The company believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results, as well as comparability to similar companies in the company's industry, most of which present the same non-GAAP financial measures to investors.

    Fiscal First Quarter Conference Call
    Blue Coat will host its regularly scheduled quarterly results conference call and Webcast on Thursday, August 19, 2004 at 2:00 p.m. Pacific Time
(5:00 p.m. Eastern Time) to discuss the results of its fiscal first quarter, ended July 31, 2004. Participants should call 800-450-0785 (toll-free) or 612-332-0637 (toll call), pass code: 741759. A replay of the call will be available starting August 19 at 5:00 p.m. Pacific Time (8:00 p.m. Eastern
Time), and can be accessed by calling 800-475-6701 (toll-free) or 320-365-3844 with the pass code: 741759. An audio Webcast of the call will also be available at http://www.bluecoat.com/aboutus/investor_relations .

    About Blue Coat Systems
    Blue Coat enables organizations to keep "good" employees from doing "bad" things on the Internet. Blue Coat wire-speed proxy appliances provide visibility and control of Web communications to address today's new business risks -- such as inappropriate Web surfing, viruses brought in via back door channels such as instant messaging and Web-based email, and network resource abuse due to peer-to-peer (P2P) file sharing and video streaming. Trusted by many of the world's most influential organizations, Blue Coat has shipped more than 18,000 proxy appliances. Blue Coat is headquartered in Sunnyvale, California, and can be reached at 408-220-2200 or www.bluecoat.com.

    FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems' future operating results, ability to utilize its federal NOL, long-term business prospects, and expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems' business are set forth in Blue Coat Systems' most recently filed Form 10-K for the fiscal year ended April 30, 2004, and other reports filed from time to time with the Securities and Exchange Commission.

    NOTE: All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

SOURCE  Blue Coat Systems, Inc.
    -0-                             08/05/2004
    /CONTACT:  media, Tony Thompson of Blue Coat Systems, Inc.,
+1-408-220-2305, or tony.thompson@bluecoat.com; or investors, JoAnn Horne of Market Street Partners, +1-415-445-3235, or maria@marketstreetpartners.com, for Blue Coat Systems, Inc./
    /Web site:  http://www.bluecoat.com /
    (BCSI)

CO:  Blue Coat Systems, Inc.
ST:  California
IN:  CPR HTS MLM
SU:  CCA ERP